Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of July 28, 2003, by and between Control4 Corporation, a Delaware corporation (the “Company”), and William B. West (“Employee”).

RECITALS

A.                                    Employee is a founder of the Company and had been serving as the Company’s Chief Executive Officer and President since its inception.

B.                                    As conditions to the Company’s proposed Series A Preferred Stock financing (the “Series A Financing”), the investors in such Series A financing have requested that:

1.                                      the Company and Employee enter into a Stock Restriction Agreement in the form attached hereto as Exhibit A (the “Stock Restriction Agreement”); and

2.                                      the Company secure Employee’s continued service on the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, for and in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                      Effective Date.  This Agreement, and the terms and conditions set forth herein, shall become effective simultaneously with the first closing of the Series A Financing (the “Effective Date”).

2.                                      Employment.  Employee shall continue to serve as a full-time employee of the Company as Chief Executive Officer and President.  Employee’s office shall continue to be located at 5983 South Redwood Road, Salt Lake City, Utah 84123, or such other location as may be established from time to time, subject to the limitations set forth in Section 5(f)(ii) of this Agreement.  Employee’s employment with the Company shall be for no certain duration but will be “at-will” employment.  Although the Company’s personnel policies and procedures may change from time to time, the “at-will” nature of Employee’s employment may only be changed in a document signed by Employee and a duly authorized member of the Company’s Board of Directors.

3.                                      Compensation.

(a)                                 Base Salary.  Employee’s salary shall initially be set at $13,333.33 per month, which is equivalent to $160,000 on an annual basis, less applicable deductions and withholdings, paid in accordance with the Company’s standard payroll procedures.  Employee’s position will be classified as “exempt” and Employee will not be eligible for overtime pay.

(b)                                 Stock Options.  Employee may receive stock options, and/or similar stock-related incentives or performance bonuses, as may be granted by the Board of Directors from time to time in accordance with applicable corporate approval procedures.

(c)                                  Performance Bonus.  At such time, if any, as the Board of Directors determines in its sole discretion that the Company has achieved requisite development, revenue and/or profitability milestones, the Board of Directors will determine Employee’s eligibility to receive an incentive bonus, less applicable deductions and withholdings, subject to the attainment of Company and individual performance objectives as determined by the Board of Directors and subject to any other terms and conditions determined by the Board of Directors.

(d)                                 Other Benefits.  The Company shall provide Employee with the opportunity to participate in the Company’s standard benefits plans available to other similarly situated employees and approved by the Board of Directors, subject to any eligibility requirements imposed by such plans or programs.

(e)                                  Business Expenses.  The Company shall reimburse business expenses incurred by Employee from time to time, which shall include, without limitation, mobile telephone, home office telephone and home office high-speed Internet access expenses, in accordance with the Company’s standard policies and procedures relating thereto as approved from time to time by the Board of Directors.

(f)                                   Vacation.  Employee will be entitled to accrue up to four (4) weeks of vacation leave consisting of twenty (20) business days earned on an annual, pro-rata basis throughout each calendar year of employment, all in accordance with the Company’s standard vacation policy in effect from time to time and approved by the Board of Directors.  Employee’s vacation accrual will be pro-rated for the remainder of this calendar year.  Once the maximum vacation accrual is reached, no further vacation will accrue.  When some vacation is used, vacation will begin to accrue again.  There will be no retroactive grant of vacation for the period of time the accrued vacation was at the maximum accrual balance.

4.                                      Noncompetition.  During the term of Employee’s employment with the Company and for twelve (12) months after termination, for any reason, of Employee’s employment with the Company, Employee shall not directly or indirectly, own, manage, operate, join or control, be employed by or participate in the ownership, management, operation or control of, or be a consultant to or connected in any other manner with, any business, firm or corporation which is similar to or competes with a principal business of the Company or its subsidiaries (a “Competitive Activity”); provided, however, that Employee’s ownership of securities of any company not in excess of one percent of any class of such securities shall not be considered to be competition with the Company or its subsidiaries.  Employee acknowledges that the foregoing is in addition to Employee’s obligations under that certain Confidential Information and Intellectual Property Assignment Agreement between the Company and Employee, including without limitation Section 4 thereof, attached hereto as Exhibit B (the “Confidentiality Agreement”).

5.                                      Termination.

(a)                                 By Death.  Employee’s employment shall terminate automatically upon his death.  The Company shall pay to Employee’s beneficiaries or estate, as appropriate, any compensation then due and owing, including payment for accrued bonus, unused vacation, expense reimbursement, if any, and any other benefits provided under this Agreement, including without limitation the ability to exercise any vested and exercisable options held by Employee.  Thereafter, all obligations of the Company under this Agreement shall cease.  Nothing in this Section 5(a) shall affect any entitlement of Employee’s heirs to the benefits of any life insurance plan or other applicable benefits.

(b)                                 By Disability.  For purposes of this Agreement, disability” means a mental or physical impairment that is expected to result in death or that has lasted or is expected to last for a continuous period of three (3) months or more and that causes Employee to be unable to perform his duties under this Agreement and to be engaged in any substantial gainful activity.  If Employee experiences such a disability, then, to the extent permitted by law, the Company may terminate Employee’s employment upon sixty (60) days’ advance written notice.  Termination by disability shall be determined by a physician selected by the Board of Directors.  If such physician is unable to schedule an appointment with Employee within ten business days of physician’s written request, the Board of Directors are authorized to determine whether Employee’s disability has occurred at its sole discretion.  The Company shall pay Employee all compensation to which he is entitled up through the last business day of the notice period, including payment for accrued unused vacation, expense reimbursement, if any, and any other benefits provided under this Agreement, including without limitation the exercisability of any vested and exercisable option held by Employee; thereafter, all obligations of Company under this Agreement shall cease.  Nothing in this Section 5(b) shall affect Employee’s rights under any applicable Company disability plan.  Termination by disability shall not constitute termination without Cause or for Good Reason.

(c)                                  For Cause or Without Good Reason.  If Employee’s employment is terminated by the Company for Cause (as defined below) or by Employee for other than Good Reason (as defined below), the Company shall pay Employee all wages earned through the date of termination at the rate in effect at the time notice of termination is given and the Company shall have no further obligations to Employee under this Agreement.

(d)                                 Without Cause or For Good Reason.  In no way limiting the Company’s policy of employment at-will, if Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason, and other than as a result of Employee’s death or disability, the Company will offer certain severance benefits to Employee as specified below.  As a condition to Employee’s receipt of such benefits, Employee is required to comply with Employee’s continuing obligations (including without limitation the return of any Company property and the non-competition and non-solicitation obligations), resign from all positions Employee holds with the Company, and execute the Company’s standard form of release agreement releasing any and all claims Employee may have against the Company.

(i)                                     In addition to paying Employee all wages earned through the date of termination, the Company shall pay Employee severance equal to six (6) months of his then-current regular base salary in effect at the time notice of termination is given, paid out over the Company’s regular payroll schedule following the effective date of the release, as well as all other unpaid amounts, if any, that Employee has earned as of the date of termination under any compensation plan or program of the Company, at the time such payments are or become due;

(ii)                                                                                  For the first six (6) months after Employee’s date of termination, the Company shall continue, to the extent permitted under the terms of the applicable plans, to maintain in full force and effect, and cover the premium costs of, the insurance benefits set forth in Section 3(d) of this Agreement; provided, that if (i) the Employee becomes reemployed after the date of termination and (ii) his new employer offers medical and dental insurance plans or programs under which he will be eligible to participate, any such continuing medical and dental coverage shall be secondary to such new employer’s coverage.

(iii)                                                                               In addition to all of Employee’s stock and stock options that were vested on the date of termination, that number of shares subject to any option (collectively, the “Options”) and that number of shares subject to a right of repurchase in favor of the Company (collectively, the “Restricted Stock”) determined as follows:

(x)                                 if such termination without Cause or For Good Reason occurs before a Change of Control (as defined below), then that number of shares determined with respect to each Option or grant of Restricted Stock equal to the greater of:

(A)                                                                               the product of the total shares originally subject to the Option or the original grant of the Restricted Stock times 50%; or

(B)                               the number of shares subject to the Options and the Restricted Stock that would otherwise have vested and been exercisable or released from the right of repurchase as of the date that is six months from the date of termination shall immediately vest, and any repurchase right of the Company with respect to such Options and Restricted Stock shall immediately lapse, and the Options shall remain exercisable for ninety (90) days after the date of termination (but not beyond their original expiration dates); provided, however, that the foregoing provision is in addition to, and is not intended to limit or amend, any provisions set forth in the Company’s stock option plan pursuant to which such options were granted; and

(y)                                 if such termination without Cause or For Good Reason occurs either (A) within 60 days prior to a Change of Control and in direct contemplation of such Change of Control or (B) within 12 months after a Change of Control, then all of Employee’s remaining Options and Restricted Stock shall fully vest.  “Change of Control” shall mean a transaction or series of related transactions that constitutes a “Deemed Liquidation” in accordance with the Company’s then current Certificate of Incorporation, as amended from time to time.

(e)                                  Priority.  The compensation and benefits, if any, payable under this Section 5 shall be in addition to any vested accrued compensation or benefits to which the Employee may be entitled under the Company’s (or any of its subsidiaries’) employee benefit plans and arrangements; provided, however, that the severance benefits provided by this Agreement shall supercede, and Employee shall not also be entitled to, any compensation or benefits under any other severance plan or arrangement of the Company or any of its subsidiaries to which Employee would otherwise be entitled under the terms thereof, whether now existing or hereafter adopted.

(f)                                   Certain Definitions.

(i)                                     “Cause” shall be defined as (1) Employee’s repeated failure, in the reasonable judgment of the Board of Directors, to perform one or more of his essential duties and responsibilities to the Company after written notice thereof from the Board of Directors to Employee describing Employee’s failure to perform such duties or responsibilities and, if such failure is remediable, his failure to remedy same within 10 days of receiving written notice; (2) Employee’s refusal or failure to comply with the legal directives of the Board of Directors after written notice thereof from the Board of Directors to Employee describing Employee’s failure to comply and, if such failure is remediable, his failure to remedy same within 10 days of receiving written notice; (3) Employee’s material violation of any Company policy; (4) Employee’s commission or conviction of, or entry of a plea of nolo contendere to, any felony or any act of fraud, embezzlement, dishonesty, moral turpitude, misappropriation or any other misconduct that has caused or is reasonably expected to result in material injury to the Company or its affiliates; (5) Employee’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom he owes an obligation of nondisclosure as a result of his relationship with the Company; (6) Employee’s material breach of any of his obligations under any written agreement or covenant with the Company; or (7) Employee’s violation of a federal or state law or regulation applicable to the Company which violation was or is reasonably likely to be injurious to the Company; provided, however, that a finding of any of the above shall be predicated on a good faith determination by the Board of Directors.

(ii)                                  “Good Reason” for Employee’s resignation shall mean that Employee’s continuous status as an employee was “constructively terminated” by the Company if within 90 days after the occurrence of one of the following Company actions (unless such action(s) applies generally to all of the Company’s management of the Company or unless Employee consents in writing to such action(s)), Employee resigns in writing from his employment with the Company: (x) a significant reduction in the Employee’s duties, position or responsibilities compared to the Employee’s duties, position or responsibilities immediately prior to such reduction; provided however that a reduction in position that occurs solely by virtue of the Company being acquired and made part of a larger entity (as”, for example, when a chief financial officer of an acquired company remains as such following a Change of Control but is not made the chief financial officer of the acquiring corporation) shall not constitute “Good Reason” so long as Employee maintains a comparable level of duties and responsibilities with the acquiring entity as Employee held immediately prior to the acquisition; (y) a material reduction in Employee’s base salary as in effect immediately before such reduction; and (z) the relocation by the Company of Employee’s then current work site that has the effect of increasing the Employee’s then-current commute by more than 50 miles (not including any regular business travel consistent with the business travel requirements of the Employee’s position with the Company).

6.                                      Confidentiality Agreement.  Employee represents that he has signed and returned to the Company, or that prior to the Effective Date he shall sign and return to the Company, the Confidentiality Agreement.

7.                                      Stock Restriction Agreement.  On or prior to the Effective Date, Employee shall sign and return to the Company the Stock Restriction Agreement in the form attached hereto as Exhibit A.

8.                                      Attorneys Fees.  If any legal action or other proceeding, including an arbitration, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default thereof, the successful or prevailing party shall be entitled to recover attorneys’ fees and other costs incurred in such proceeding, in addition to any other relief to which it may be entitled.

9.                                      Indemnification.  The Company and Employee will enter into the Company’s standard form of indemnification agreement for its directors and officers.

10.                               Governing Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of Utah without regard to its conflicts of law principles.

11.                               Arbitration.  Any claims arising under this Agreement shall be resolved in binding arbitration with a duly authorized representative of the American Arbitration Association (“AAA”) in accordance with the provisions hereof and thereof.  Either the Company or Employee may submit the matter to binding arbitration before the AAA in Salt Lake County, Utah, which arbitration shall be final and binding on the parties and the exclusive method, absent agreement between the Company and Employee, for purposes of determining the ability of the Company to satisfy such claim.  All claims shall be settled by a single arbitrator appointed in accordance with the Commercial Arbitration Rules then in effect of the AAA (the “AAA Rules”).  The arbitrator shall render a final decision pursuant to the AAA Rules within thirty (30) days after filing of the claim.  The final decision of the arbitrator shall be furnished to Employee and the Company in writing and shall constitute the conclusive determination of the issue in question binding upon Employee and the Company, and shall not be contested by any of them.  Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrator’s decision.  The prevailing part; shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief that such party may be entitled.  For purposes of this Agreement, the prevailing party shall be that party in whose favor final judgment is rendered or who substantially prevails, if both parties are awarded judgment.  Notwithstanding the foregoing, any party may pursue any equitable remedies that it may have under this Agreement for any breach or threatened breach by another party of this Agreement (including without limitation specific performance) in a court of law.

12.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

13.                               Entire Agreement.  This is the full and complete agreement between the parties with regard to the subject matter hereof and supersedes any and all prior understandings or agreements.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

“EMPLOYEE”	CONTROL4 CORPORATION

/s/ William B. West	By:	/s/ W. Eric Smith
William B. West
	Title:	W. Eric Smith, Secretary

CONTROL4 CORPORATION

EMPLOYMENT AMENDMENT AGREEMENT

This Employment Amendment Agreement (this “Amendment”) is made as of June 17, 2004, by and among Control4 Corporation, a Delaware corporation (the “Company”), and William B. West (the “Employee”).  Capitalized terms not defined herein shall have the meaning assigned to them in the Employment Agreement and/or the Employee PIIA, as applicable (such terms as defined below).

RECITALS

WHEREAS, the Company and the Employee are parties to that certain Employment Agreement dated as of July 29, 2003 (the “Employment Agreement”) and the Confidential Information and Intellectual Property Assignment Agreement attached as Exhibit B thereto (the “Employee PIIA”), and

WHEREAS, the Company and Employee desire to amend the Employment Agreement and the Employee PIIA as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

SECTION 1

1.1                               Section 4 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“4.                                Noncompetition.  During the term of Employee’s employment with the Company and for twenty-four (24) months after termination, for any reason, of Employee’s employment with the Company, Employee shall not directly or indirectly, own, manage, operate, join or control, be employed by or participate in the ownership, management, operation or control of, or be a consultant to or connected in any other manner with, any business, firm or corporation which is similar to or competes with a principal business of the Company or its subsidiaries (a “Competitive Activity”); provided, however, that Employee’s ownership of securities of any company not in excess of one percent of any class of such securities shall not be considered to be competition with the Company or its subsidiaries.  Employee acknowledges that the foregoing is in addition to Employee’s obligations under mat certain Confidential information and Intellectual Property Assignment Agreement between the Company and Employee, including without limitation Section 4 thereof, attached hereto as Exhibit B (the “Confidentiality Agreement”).

1.2                               Section 5(d)(i) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(i)                               In addition to paying Employee all wages earned through the date of termination, the Company shall pay Employee severance equal to twelve (12) months of his then-current regular base salary in effect at the time notice of termination is given, paid out over the

Company’s regular payroll schedule following the effective date of the release, as well as all other unpaid amounts, if any, that Employee has earned as of the date of termination under any compensation plan or program of the Company, at the time such payments are or become due;”

1.3                               The Employment Agreement is hereby amended to include Section 14 to read as follows:

“14.                         Separate Covenants.  The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed.  However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of this Agreement is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of Employee that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Employee that are reasonable in light of the circumstances as they then exist and as are necessary to assure the Company of the intended benefit of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive than necessary to assure the Company of the intended benefit of this Agreement, it is expressly understood and agreed among the parties hereto that those of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.”

1.4                               The Employment Agreement is hereby amended to include Section 15 to read as follows:

“15.                         Severability.  If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state, country or jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.”

1.5                               Section 4 of the Employee PIIA is hereby amended and restated in its entirety to read as follows:

“4.                                No Solicitation of Employees, Consultants and Other Parties.  I agree that during the period of my Relationship with the Company and for a period of twenty-four (24) months thereafter I shall not directly or indirectly solicit, induce, recruit or encourage or take away any person who shall then be employed by the Company (as an employee or consultant) or who shall have been employed by the Company (as an employee or consultant) within the prior nine (9) month period, on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly.  Further, during my Relationship with the Company and at any time following termination of my Relationship with the Company for any reason, with or without cause, I shall not use any Confidential Information of the Company to attempt to negatively influence any of the Company’s clients, suppliers or customers from purchasing Company products or services or providing goods or services to the Company or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services or his or its provision of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.”

SECTION 2

2.1                               Except as set forth in Section 1 of this Amendment, the Employment Agreement and all exhibits attached thereto, including, without limitation, the Employee PIIA shall continue in full force and effect.

2.2                               This Amendment shall be interpreted, construed, and enforced in all respects in accordance with the laws of the State of Utah, without reference to its choice of law rules.

2.3                               This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Employment Amendment Agreement as of the date first above written.

COMPANY:

CONTROL4 CORPORARTION

By:	/s/ William B. West
William B. West, Chief Executive Officer

EMPLOYEE:

/s/ William B. West
(signature)

William B. West
(printed name)

Address:	4 Windsong, Sandy, UT 84092

SIGNATURE PAGE TO EMPLOYMENT AMENDMENT AGREEMENT

August 3, 2011

William B. West

Dear Will:

As of August 3, 2011 this letter (the “Agreement”) memorializes your employment relationship with Control4 Corporation (the “Company”) as follows:

1.                                      Employment.  You will continue to be employed in a full-time capacity as the Company’s Chief Executive Officer until such time as your successor (the “New CEO”) is appointed by the Board of Directors (the “Board”).  As you know, the Board has engaged in a process to identify and recruit a New CEO.  Upon his or her appointment in such role, your title will initially become the Company’s Chief Strategy Officer (with your specific role and responsibilities to be decided upon by the New CEO and Board in consultation with you).  You will also be appointed the Chairman of the Board provided, however, that the latter appointment as Chairman may terminate at the discretion of the then current Board (collectively, your “New Rote”).  Your employment with the Company prospectively from the date hereof will be for an unspecified duration and is intended to constitute “at-will” employment.

2.                                      Compensation.

(a)                                 Base Salary.  Effective as of the date of this Agreement, your annual base salary will be increased from $280,000 (the “Prior Base Salary”) to $300,000 per year, less applicable deductions and withholdings, paid in accordance with the Company’s standard payroll procedures.  Your position as of today and when you assume the New Role will be classified as “exempt” and you will not be eligible for overtime pay.

(b)                                 Equity Incentives.  You are currently the record holder of 1,650,000 shares of Company Common Stock and William and Lisa West Holdings, LTD is currently the record holder of 500,000 shares of Company Common Stock (collectively “Your Shares”).  You are also the holder of record of an option to purchase 1,749,795 shares of Company Common Stock (“Current Option”).  In addition, the Company will request that its Board approve the grant to you of an additional option (a “New Option”) to purchase an additional 500,000 shares of Company Common Stock.  Such New Option shall vest during so long as you remain employed by the Company as follows: 25% of the New Option shares will vest on the one-year anniversary of the date of its grant; and the remaining New Option shares will vest in equal monthly installments over the subsequent 36 months.  In addition but not contradicting the foregoing or the other terms and conditions set forth herein, the terms and conditions of such New Option will be governed by the Company’s Equity Incentive Plan, as currently in effect (the “Plan”).

(c)                                  Bonus.  You will continue to be eligible to receive a 2011 performance bonus based upon previously determined criteria as defined by the Board.  You will also be eligible to participate in future executive bonus programs as determined by the Board in its sole discretion and based upon milestones related to your operating role.

(d)                                 Stay Bonus.  If you remain continuously employed with the Company from the date hereof through the 180 day period following the hire date of the New CEO, you shall receive a $50,000 bonus, less applicable deductions and withholdings, to be paid in accordance with the Company’s standard payroll procedures.

(e)                                  Business Expenses: The Company will continue to reimburse you for reasonable business expenses incurred by you from time to time in accordance with applicable Company travel and expense policies.

3.                                      Taxes and 409A Compliance.

(a)                                 The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Treas. Reg. Section 1.409A-3(a)(l) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Treas. Reg. Section 1.409A-l(i), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service,” and (ii) the date of your death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 3(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)                                  To the extent that business expense reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

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(d)                                 For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)                                  Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

4.                                      Termination of Employment.  Upon the termination of your employment for any reason, you shall be entitled to the compensation, benefits and reimbursements then due and owing for the period ending as of the end of the effective date of the termination (the “Termination Date”) and the Company shall make the following payments to you (or your beneficiaries or estate if applicable) on your Termination Date (“Accrued Benefits”): (i) ail accrued but unpaid salary and any unpaid vacation that has accrued pursuant to the Company’s vacation accrual policy through the Termination Date, (ii) any earned but unpaid bonuses, (iii) any unreimbursed business expenses, and in addition (iv) you will continue to be able to exercise any vested and exercisable stock options then held by you pursuant to their terms and conditions.  In addition, you may also be eligible for other post-employment payments and benefits as provided in this Agreement or pursuant to other agreements or plans with the Company that you enter into from time to time.

(a)                                 By Death.  Your employment shall terminate automatically upon your death.  The Company shall pay to your beneficiaries or estate, as appropriate, the Accrued Benefits.  Thereafter, all obligations of the Company under this Agreement shall cease.

(b)                                 By Disability.  For purposes of this Agreement, “disability” means a mental or physical impairment that is expected to result in death or that has lasted or is expected to last for a continuous period of three (3) months or more and that causes you to be unable to perform your duties under this Agreement and to be engaged in any substantial gainful activity.  If you experience such a disability, then, to the extent permitted by law, the Company may terminate your employment upon sixty (60) days’ advance written notice.  Termination by disability shall be determined by a physician selected by the Board.  If such physician is unable to schedule an appointment with you within ten business days of physician’s written request, the Board is authorized to determine whether your disability has occurred at its sole discretion.  The Company shall pay you all compensation to which you are entitled up through the last business day of the notice period, and the Accrued Benefits.  Thereafter, all obligations of Company under this Agreement shall cease.  Nothing in this subsection shall affect your rights under any applicable Company disability plan.  Termination by disability shall not constitute termination without Cause or for resignation for Good Reason.

(c)                                  By Company Not For Cause or By You for Good Reason.  At any time, Company may terminate your employment without Cause by providing you written notice of such termination or you may terminate your employment for Good Reason.  In either event, the Company will pay to you the Accrued Benefits and all post-termination payments and benefits

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when due as provided in this Agreement.  As a condition to your receipt of such benefits, you will be required to comply with your continuing obligations (including without limitation the return of any Company property and the non-competition and non-solicitation obligations set forth herein), resign from all positions you hold with the Company, and execute the Company’s standard form of release agreement (which the Company will provide to you within one (1) week of your termination) in which you agree to fully release the Company and its representatives from any and all claims you may have and such release must become effective no later than sixty (60) days after your termination.  Thereafter, all obligations of the Company under this Agreement will cease except as set forth herein.

(d)                                 By Company For Cause.  At any time, unless such actions are cured as described below, and without prior notice for actions that are not curable, the Company may terminate your employment for Cause.  In such event, the Company will pay to you the Accrued Benefits.  Thereafter, all obligations of the Company under this Agreement will cease.

(e)                                  By You Without Good Reason.  At any time you may terminate your employment voluntarily and without Good Reason.  In such event, the Company will pay to you the Accrued Benefits.  Thereafter, all obligations of the Company under this Agreement will cease.

5.                                      Severance Benefits.  Subject to the conditions set forth in Section 4(c) above, in the event your employment with the Company is terminated by the Company without Cause or by you for Good Reason, then you will be entitled to receive:

(a)                                 the continued payment of your Prior Base Salary for twelve months (12) months (the “Initial Cash Severance”) plus, thereafter, additional payments equal to the lesser of $25,000 per month or your then current monthly base salary for up to twelve (12) additional months to be calculated as follows: one (1) additional month for each full month your employment with the Company continues after the date hereof (the “Additional Cash Severance”); provided, however, that should the Company consummate an initial public offering, otherwise become a public reporting company under the Securities Exchange Act of 1934, as amended, or undergo a “change of control” as defined in the Plan, there shall be no Additional Cash Severance and the Initial Cash Severance shall be paid at a monthly rate equal to the greater of $25,000 or your monthly base salary in effect immediately prior to such termination.  Notwithstanding the foregoing, if the foregoing Initial Cash Severance and, if applicable Additional Cash Severance constitute deferred compensation for purposes of Code Section 409A (as defined below) as determined by the Company, such payments shall commence upon the 60th date following your date of termination (and the first payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon your termination, and any payments thereafter shall continue as provided herein);

(b)                                 In the event that you choose to exercise the your right under COBRA to continue your participation in the Company’s group medical, dental and vision insurance plan and make all timely and proper elections with respect to same under COBRA, the Company shall pay the full amount of the costs for such coverage during the severance period, to the same extent that such insurance is provided to persons then currently employed by the Company.

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Should the Severance Period extend beyond the period in which you are eligible to make a COBRA election, the Company will use commercially reasonable efforts to provide comparable continued group medical, dental and vision coverage for you and your dependents (i.e., comparable coverage levels that you had on the date of your termination) which coverage will continue until the earlier of the duration of the Severance Period or until you become eligible to receive such benefits by another employer.  Notwithstanding any provision of this Agreement to the contrary, the Company may unilaterally amend this Agreement to the extent it deems it necessary in order to avoid the imposition of excise taxes, penalties or similar charges on the Company as a result of this Agreement being considered to be “discriminatory,” including, without limitation, any penalties under Section 4980D of the Code, and in such event the Company will use its commercially reasonable efforts to provide comparable coverage.

(c)                                  The Accrued Benefits;

(d)                                 Accelerated vesting of a portion of the unvested shares purchasable upon exercise of the New Option as equals the number of shares that would otherwise vest over one (1) month for each full month that your employment with the Company continues from the date of this Agreement; provided, however, that in no event shall such accelerated vesting exceed the acceleration of that number of shares as would otherwise vest over a twelve (12) month period; and provided further that should your employment terminate prior to the six (6) month anniversary of this Agreement, you shall be deemed vested in 12.5% of the shares purchasable upon exercise of the New Option;

(e)                                  In the event of your termination within 180 days of the New CEO commencing employment with the Company, you will receive the Stay Bonus of $50,000 as provided in Section 2(d) above; and

(f)                                   Extension of the post-termination exercise period for your Current Option and New Option to twelve (12) months.

For purposes of clarity, you will not be entitled to receive the foregoing benefits of subsection 5(a) through (f) should your employment terminate for Cause (as provided in Section 4(d) above) or should you terminate your employment other than for Good Reason (as provided in Section 4(e) above).

6.                                      Benefits.  You will be entitled to continue to participate in the Company’s full employment benefits available to Company executives, as currently in effect or as the Company may revise such benefits in the future, in its sole discretion.  As you know, participation in Company benefit programs may require payroll deductions and/or direct contributions by you.  In addition, each year you will continue to accrue paid time off in the same manner as you have prior to the date of this Agreement.  Any unused vacation will be paid to you in cash upon your termination of employment.

7.                                      Confidentiality Agreement.  The Confidential Information and Intellectual Property Assignment Agreement, as amended pursuant to the terms of that certain Employment Amendment Agreement, dated as of June 17, 2004, a copy of which is attached hereto as Exhibit A (the “PIIA”), remains in full force and effect.

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8.                                      Noncompetition and Nondisparagement.

(a)                                 During the term of your employment with the Company and for twenty-four (24) months after termination, for any reason, of your employment with the Company, you shall not directly or indirectly, own, manage, operate, join or control, be employed by or participate in the ownership, management, operation or control of, or be a consultant to or connected in any other manner with, any business, firm or corporation which is similar to or competes with a principal business of the Company or its subsidiaries; provided, however, that your ownership of securities of any company not in excess of one percent of any class of such securities shall not be a violation of this provision.  You acknowledge that the foregoing is in addition to your obligations under the PIIA.

(b)                                 From the date hereof and forever hereafter, you expressly agree not to disparage the Company, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained or unless disclosure is required by law.

9.                                      Indemnification.  The Company and you hereby acknowledge and ratify that certain Indemnification Agreement dated as of March 24, 2011, between you and the Company (the “Indemnification Agreement”) and such Indemnification Agreement remains in full force and effect.

10.                               Defined Terms: For purposes of this Agreement, the following terms will mean:

(a)                                 “Cause” shall be defined as (1) your repeated failure, in the reasonable judgment of the New CEO or Board, to perform one or more of your essential duties and responsibilities to the Company after written notice thereof from the New CEO or Board to you describing your failure to perform such duties or responsibilities and, if such failure is remediable, your failure to remedy same within 10 days of receiving written notice; (2) your refusal or failure to comply with the legal directives of the New CEO or Board after written notice thereof to you describing your failure to comply and, if such failure is remediable, your failure to remedy same within 10 days of receiving written notice; (3) your material violation of any Company policy; (4) your commission or conviction of, or entry of a plea of nolo contendere to, any felony or any act of fraud, embezzlement, dishonesty, moral turpitude, misappropriation or any other misconduct that has caused or is reasonably expected to result in material injury to the Company or its affiliates; (5) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom he owes an obligation of nondisclosure as a result of his relationship with the Company; (6) your material breach of any of his obligations under any written agreement or covenant with the Company; or (7) your violation of a federal or state law or regulation applicable to the Company which violation was or is reasonably likely to be injurious to the Company; provided, however, that a finding of any of the above shall be predicated on a good faith determination by the New CEO or Board.

(b)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(c)                                  “Company” means Control4 Corporation, a Delaware corporation.

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(d)                                 “Disability” means you have a mental or physical impairment that is expected to result in death or that has lasted or is expected to last for a continuous period of three months or more and that causes you to be unable to perform your duties under this Agreement and to be engaged in any substantial gainful activity.

(e)                                  “Good Reason” for your resignation shall mean that, within 90 days after the occurrence of one or more of the following condition(s) or Company actions (unless such conditions) or Company action(s) applies generally to all of the Company’s management of the Company or unless you consent in writing to such action(s)), you resign in writing from your employment with the Company: (1) a material reduction in your base salary as in effect immediately before such reduction; (2) the relocation by the Company of your then-current work site that has the effect of increasing your then-current commute by more than 50 miles (not including any regular business travel consistent with the business travel requirements of the your position with the Company), or (3) your employment continues but you no longer serve in an executive operating role (which for clarification purposes shall mean you no longer report directly to the Company’s Chief Executive Officer).  In order to qualify for Good Reason, your resignation must be preceded by your delivery to the Company of written notice of the existence of the foregoing condition(s) or Company action(s), which notice shall require the Company to remedy such condition(s) or Company action(s) within 30 days of such notice.

(f)                                   “Prior Agreement” means that certain employment agreement between you and the Company, dated as of July 28, 2003, as amended by that certain Employment Amendment Agreement, dated as of June 17, 2004 (a copy of which is attached hereto as Exhibit B).

11.                               Governing Law.  This Agreement will be construed in accordance with, and governed by, the laws of the State of Utah without regard to its conflicts of law principles.  Please note that this Agreement (together with the surviving provisions of the Prior Agreement, the PIIA, and the documentation memorializing the purchase of Your Shares, your Current Option and your New Option (as amended from time to time), and the Indemnification Agreement) represent the entire agreement and understanding between you and the Company regarding your employment with the Company and supersede any and all prior representations, promises or agreements, whether written or oral.  To the extent that the practices, policies or procedures of Company or any other document referenced in this Agreement, now or in the future, apply to you, are inconsistent with the terms of this Agreement, the provisions of this Agreement will control.

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If you are in agreement with the above, please execute a copy of this Agreement where indicated below, and return an executed copy to the Company via fax or email PDF.

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On behalf of the Board, we look forward to your continuing leadership.

Sincerely,

CONTROL4 CORPORATION

	By:	/s/ Len Jordan
	Name:	Len Jordan
	Title:	Chairman of the Board

ACCEPTED AND AGREED:

/s/ William B. West
William B. West

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